Investor Relations Contact:
Mary Magnani
Lippert / Heilshorn & Associates
(415) 433-3777

FOR IMMEDIATE RELEASE

MAJESCO ENTERTAINMENT REGAINS COMPLIANCE WITH NASDAQ LISTING
REQUIREMENT

EDISON, NJ, April 26, 2007 – Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of video games and digital entertainment products for the mass market, today announced that the company received a letter from the Nasdaq Stock Market indicating that the company has regained compliance with the $35 million market value of listed securities requirement for continued listing on the Nasdaq Capital Market by maintaining a market value of listed securities of at least $35 million for ten consecutive trading days. Accordingly, a hearing before the Nasdaq Listing Qualifications Panel is no longer necessary and has been cancelled.

About Majesco Entertainment Company

Headquartered in Edison, NJ, with an international office based in Bristol, UK, Majesco Entertainment Company (NASDAQ: COOL) is an innovative provider of videogames and digital entertainment products for the mass market, with a focus on publishing video games for leading portable systems and the Wii™ console.  Current product line highlights include Cake Mania™ for the Nintendo DS™, Cooking Mama: Cook Off for the Wii™ console and JAWS™ Unleashed. More information about Majesco can be found online at www.majescoentertainment.com and www.majescoeurope.com.

Safe Harbor

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology.  The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors.  These factors include but are not limited to, the demand for our products; our ability to complete and release our products in a timely fashion; competitive factors in the businesses in which we compete; continued consumer acceptance of our products and the gaming platforms on which our products operate; fulfillment of orders preliminarily made by customers; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity.  The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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